                                   Exhibit 11

       ITEM 14.c(1) STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                        COMPUTATION OF EARNINGS PER SHARE

         Earnings per share is based on earnings applicable to common shareholders and is calculated using the weighted average number of common shares outstanding and in accordance with SFAS 128, "Earnings per Share." During 1998, 1997 and 1996, the potentially dilutive effective of the Company's exchangeable preferred stock (would have an anti-dilutive effect) and common stock options, with exercise prices exceeding fair market value of the underlying common shares, have been excluded from diluted earnings per share.



                                               1998                           1997                               1996
                                 -----------------------------  --------------------------------   -------------------------------
                                 Income     Shares      Amount   Income       Shares      Amount    Income       Shares    Amount
                                 -------  -----------   -----   --------    -----------   ------   --------    -----------  ------
Net Income                       $ 6,006                        $  6,098                           $ (1,060)
Less: Preferred stock
dividends                          2,176                           2,176                              2,178
                                 -------                        --------                           --------
BASIC EPS                        $ 3,830   21,876,787   $ .18   $  3,922     20,918,059   $  .19   $ (3,238)    13,327,855  $ (.24)
                                                        =====                             ======                            ======
EFFECT OF DILUTIVE SECURITIES
   Options                            --       78,787                 --        121,065                  --         79,240
   Warrants                           --       48,295                 --        104,396                  --         86,315
                                 -------   ----------           --------     ----------            --------     ----------
DILUTED EPS                      $ 3,830   22,003,869   $ .17   $  3,922     21,143,520   $  .19   $ (3,238)    13,493,410  $ (.24)
                                 =======   ==========   =====   ========     ==========   ======   ========     ==========   =====



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